EXHIBIT 99

NEWS RELEASE

One Tellabs Center	FOR IMMEDIATE RELEASE
1415 West Diehl Road	July 26, 2005
Naperville, Illinois 60563 U.S.A.
Tel: +1.630.798.8800
Fax: +1.630.798.2000	MEDIA CONTACT:
www.tellabs.com	Ariana Nikitas
+1.630.798.2532
ariana.nikitas@tellabs.com

INVESTOR CONTACT:
Tom Scottino
+1.630.798.3602
tom.scottino@tellabs.com

Tellabs second-quarter revenue grows 52% to $463 million

Naperville, Ill. — Tellabs today reported second-quarter 2005 revenue of $463 million, up 52% from $304 million in the second quarter of 2004.

Tellabs earned $41 million or 9 cents per share in the second quarter of 2005 on a GAAP basis. On a non-GAAP basis, Tellabs had net income of $58 million or 13 cents per share, up from $26 million or 6 cents a share in the first quarter of 2005. Non-GAAP results exclude restructuring and other charges, amortization of purchased intangibles, deferred stock compensation, and long-term investment impairment charges.

“Strong customer demand across multiple product lines fueled Tellabs’ best revenue quarter since 2001,” said Krish A. Prabhu, Tellabs president and chief executive officer. “Our solid progress with the AFC and Vinci integrations is reflected in our improved margins and lower operating expenses.”

Transport — Revenue from transport systems totaled $159 million, down 4% from $165 million in the second quarter of 2004 and in line with $158 million in the first quarter of 2005.

Access — Revenue from access products totaled $144 million, up 23% from AFC’s $117 million in the second quarter of 2004. [Note: The access revenue category includes all products acquired through the acquisition of AFC, which closed on Nov. 30, 2004.]

Managed Access — Revenue from managed access systems was $96 million, up 26% from $76 million in the second quarter of 2004.

Broadband Data — Revenue from broadband data products was $9 million, up fourfold from $2 million in the second quarter of 2004.

Voice Quality Enhancement — Revenue from voice-quality enhancement and other systems totaled $11 million, down 48% from $21 million in the second quarter of 2004.

Services — Services revenue was $44 million, up 9% from $41 million in the second quarter of 2004.

Simultaneous Webcast and Teleconference Replay — Tellabs will host an investor teleconference at 7:00 a.m. Central time today to discuss its second-quarter 2005 results. Internet users can hear a simultaneous webcast of the teleconference at tellabs.com; click on the webcast icon. A taped replay of the call will be available beginning at approximately 9:00 a.m. Central time today, until 9:00 a.m. Central time on Thursday, July 28, at 800-633-8284. (Outside the United States, call 402-977-9140.) When prompted, enter the Tellabs reservation number: 21250821.

Tellabs (NASDAQ: TLAB) delivers technology that transforms the way the world communicates™. Tellabs experts design, develop, deploy and support wireless and wireline network solutions. The company’s comprehensive broadband portfolio enables carriers in almost 100 countries to succeed in the new competitive environment. Tellabs is part of the NASDAQ-100 Index. www.tellabs.com.

_________________

Forward-Looking Statements — This news release contains forward-looking statements that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the introduction of new products, the entrance into new markets, the integration of new businesses, the ability to secure necessary resources, the response of customers and competitors, and the economic changes generally impacting the telecommunications industry. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events. For a more detailed description of the risk factors, please refer to the company’s SEC filings.

Tellabs®, ®and Technology that Transforms the Way the World Communicates™ are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

TELLABS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
(In millions, except per-share data)	7/1/05	7/2/04	7/1/05	7/2/04

Revenue
Products	$ 418.1	$ 263.5	$ 818.6	$ 495.6
Services	44.4	40.8	79.5	72.5

	462.5	304.3	898.1	568.1
Cost of Revenue
Products	225.5	104.5	452.1	193.5
Services	29.8	25.0	56.9	49.3

	255.3	129.5	509.0	242.8

Gross Profit	207.2	174.8	389.1	325.3

Gross profit as a percentage of revenue	44.8%	57.4%	43.3%	57.3%

Gross profit as a percentage of revenue - products	46.1%	60.3%	44.8%	61.0%
Gross profit as a percentage of revenue - services	32.9%	38.7%	28.4%	32.0%

Operating expenses
Research and development	82.9	61.1	171.7	123.0
Sales and marketing	45.4	39.1	91.6	76.4
General and administrative	22.4	18.1	44.7	38.5
Restructuring and other charges	1.2	(2.0)	14.4	14.2
Amortization of purchased intangibles	9.2	3.9	20.2	7.8

	161.1	120.2	342.6	259.9

Operating Earnings	46.1	54.6	46.5	65.4

Other Income(Expense)
Interest income, net	6.4	6.3	12.1	12.2
Other expense, net	(1.7)	(1.0)	(4.4)	(2.0)

	4.7	5.3	7.7	10.2

Earnings Before Income Tax	50.8	59.9	54.2	75.6
Income tax expense	(9.7)	(10.3)	(12.4)	(12.6)

Net Earnings	$ 41.1	$ 49.6	$ 41.8	$ 63.0

Net Earnings Per Share
Basic	$ 0.09	$ 0.12	$ 0.09	$ 0.15

Diluted	$ 0.09	$ 0.12	$ 0.09	$ 0.15

Weighted Average Shares Outstanding
Basic	447.7	416.1	451.8	415.7

Diluted	451.4	420.3	455.2	419.9

Amortization of deferred stock compensation is included in the following cost and expense categories by period:

Cost of revenue	$0.1	$ -	$0.2	$ -
Research and development	2.5	0.8	5.1	2.8
Sales and marketing	0.1	-	0.2	0.1
General and administrative	0.1	-	0.2	-

	$2.8	$0.8	$5.7	$2.9

TELLABS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	7/1/05	12/31/04
(In millions, except share data)	(Unaudited)

ASSETS
Current Assets
Cash and cash equivalents	$ 276.6	$ 292.9
Investments in marketable securities	770.7	823.3

	1,047.3	1,116.2

Other marketable securities - Cisco stock	200.5	204.0

Accounts receivable, net of returns and allowances of $25.0 and $16.6	261.9	309.4
Inventories
Raw materials	30.8.8	39.2
Work in process	14.4	13.6
Finished goods	100.7	63.6

	145.9	116.4
Income taxes	62.0	62.5
Miscellaneous receivables and other current assets	45.4	50.0

Total Current Assets	1,763.0	1,858.5

Property, Plant and Equipment	608.2	619.1
Less: accumulated depreciation	(304.2)	(290.3)

	304.0	328.8
Goodwill	1,117.4	1,092.3
Intangible assets, Net of Amortization	136.8	156.0
Other assets	121.8	126.0

Total Assets	$ 3,443.0	$ 3,561.6

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$ 78.9	$ 96.3
Accrued liabilities	220.2	206.4
Restructuring and other charges	12.0	13.4
Cisco stock loan	200.5	204.0
Income taxes	56.5	43.2

Total Current Liabilities	568.1	563.3

Long-Term Restructuring Liabilities	28.0	33.0
Income Taxes	126.1	117.1
Other Long-Term Liabilities	60.8	51.0

Stockholders' Equity
Preferred stock: authorized 5,000,000 shares of $.01 par value;
no shares issued and outstanding	-	-
Common stock: authorized 1,000,000,000 shares of $.01 par value;
468,869,551 and 466,910,981 shares issued, including treasury stock	4.7	4.7
Additional paid-in capital	1,155.5	1,145.9
Deferred compensation expense	(14.6)	(21.8)
Treasury stock, at cost: 21,407,413 and 3,250,000 shares	(262.2)	(129.6)
Accumulated other comprehensive income
Cumulative translation adjustment	66.2	129.0
Unrealized net losses on available-for-sale securities	(3.1)	(3.1)
Fair value adjustments of cash flow hedges	(0.4)	-

Total accumulated other comprehensive income	62.7	125.9
Retained earnings	1,713.9	1,672.1

Total Stockholders' Equity	2,660.0	2,797.2

Total Liabilities and Stockholders' Equity	$ 3,443.0	$ 3,561.6

RESULTS OF OPERATIONS

Forward-Looking Statements

This presentation contains forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management’s expectations, estimates and assumptions, based on the information available at the time the document was prepared. These forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives and expectations. The words “anticipate,” “believe,” “estimate,” “target,” “expect,” “predict,” “plan,” “possible,” “intend,” “likely,” “will,” “would,” “should,” “could,” “may” and similar expressions are intended to identify forward-looking statements.

Results of Operations

For the second quarter of 2005, our revenue grew by 52% to $462.5 million compared to the second quarter of 2004. The increase in revenue includes $143.5 million in access revenue from AFC, a company we acquired in November 2004. Year-to-date revenue increased 58% to $898.1 million with access products contributing $271.3 to product revenue for the period. Driven by continued strong demand for our transport products and our managed access and broadband data products, revenue excluding the access product family was up 5% compared to the second quarter of 2004 and up 10% on a six-month basis compared to the first six months of 2004. We earned $41.1 million or $0.09 per share in the second quarter of 2005, compared with $49.6 million or $.12 per share in the second quarter of 2004. Net earnings for the six-month period was $41.8 million or $0.09 per share, compared with $63.0 million or $.15 per share in the first six months of 2004. The decline in earnings is primarily attributable to a 13 percentage point decline for the quarter and a 14 percentage point decline year-to-date in our overall gross margins as a result of the inclusion of the access products which typically carry lower gross margins than our other products.

Revenue

	Second Quarter				Year-to-Date

	2005	2004	Change	2005	2004	Change

Transport	$158.8	$164.7	(4)%	$316.8	$300.8	5%
Access	143.5	-	N/M	271.3	-	N/M
Managed Access	96.4	76.4	26%	189.5	145.8	30%
Voice Quality Enhancement	10.8	20.6	(48)%	25.8	43.3	(40)%
Broadband Data	8.6	1.8	N/M	15.2	5.7	N/M
Services	44.4	40.8	9%	79.5	72.5	10%

Total	$462.5	$304.3	52%	$898.1	$568.1	58%

North America	$342.0	$211.9	61%	$666.0	$384.8	73%

International	$120.5	$92.4	30%	$232.1	$183.3	27%

Transport product revenue remained strong during the second quarter of 2005 although slightly down from the second quarter of 2004, while revenues for the year-to-date period of 2005 increased 5% over those in the same period of 2004. Wireless customers continued to be the prominent driver for transport product revenue for both the second quarter and year-to-date periods in 2005. For the second quarter of 2005, North American wireless customers accounted for approximately 56% of all transport product revenue compared with 60% in the second quarter of last year. Within the transport products category approximately 34% of 2005 second quarter revenue for our wideband cross connect platform came from new systems, system expansions and software upgrades, with the balance consisting of port card growth on our installed base. This result compares with 26% in the second quarter of 2004. Another measure of our wideband cross-connect demand is T-1 equivalents. We shipped approximately 1.9 million T-1 equivalents during the second quarter of 2005 compared to 1.8 million T-1 equivalents in the second quarter of 2004.

Revenue from our access products reached $143.5 million and $271.3 million for the quarter and year-to-date periods, respectively, in 2005. Both amounts are above last year’s second quarter and year-to-date periods for AFC, and are more quarterly and first-half revenue than AFC ever reported. We estimate that half of the second quarter of 2005 access product revenue is related to fiber-to-the-premise and fiber-to-the-curb deployments, with the balance coming from copper-based access solutions.

Revenue from managed access products increased 26% and 30% for the second quarter and first half of 2005, respectively, compared to that of the comparable periods in 2004. The increase was due to strength in both our Tellabs 6300 managed transport systems and 8100 managed access systems.

Overall revenue from voice quality enhancement products declined 48% for the second quarter and 40% for the year-to-date period compared to the comparable periods of 2004. The decline reflects a strong first half of 2004 in which one large international order dominated our revenue in this category.

Broadband data revenue increased to $8.6 million during the second quarter compared to $1.8 million in the second quarter of 2004 and increased to $15.2 million on a year-to-date basis from $5.7 million in the comparable period in 2004. We have now shipped our Tellabs 8800 multi-service router product to fifteen revenue-generating customers, eleven of which are currently using the product to deliver live traffic as compared to two live networks at this time in 2004.

Our revenue from services increased $3.6 million and $7.0 million for the second quarter and year-to-date periods, respectively, from the comparative year-ago periods primarily due to higher product revenue.

Gross Margin

	Second Quarter			Year-to-Date

	2005	2004	Change	2005	2004	Change

Consolidated Margin	45%	57%	(12)%	43%	57%	(14)%
Product Margin	46%	60%	(14)%	45%	61%	(16)%
Services Margin	33%	39%	(6)%	28%	32%	(4)%

Our overall margins declined during the second quarter and first-half of 2005 compared to the same periods in 2004 primarily due to the addition of AFC’s lower margin access product line and a change in mix toward lower margin products.

The decline in product margins was due primarily to the same reasons noted above for the overall margin decline. Services margins were down as a result of the inclusion of access services.

Operating Expenses

	Second Quarter			Year-to-Date

	2005	2004	Change	2005	2004	Change

Total Operating Expenses	$161.1	$120.2	$40.9	$342.6	$259.9	$82.7
Items included in the total:
Restructuring and other charges	1.2	(2.0)	3.2	14.4	14.2	0.2
Amortization of purchased intangibles	9.2	3.9	5.3	20.2	7.8	12.4
Amortization of deferred stock compensation	2.7	0.8	1.9	5.5	2.9	2.6
All other	$148.0	$117.5	$30.5	$302.5	$235.0	$67.5

Our operating expenses increased as compared to the same period in 2004 primarily due to the addition of AFC’s expenses, slightly offset by lower headcount and facility-related costs due to prior restructuring activities.

Restructuring and other charges for the second quarter and first half of 2005 were primarily due to a reorganization of our Denmark- and Finland-based businesses, the outsourcing of our North American Repair and Return and Prototype Lab to our current manufacturing vendors and the impact of the integration of AFC.

The increase in the amortization of purchased intangibles and deferred stock compensation is primarily due to the acquisitions of AFC and Vinci Systems, both in the fourth quarter of 2004.

Other Income/(Expense)

	Second Quarter			Year-to-Date

	2005	2004	Change	2005	2004	Change

Interest income, net	$6.4	$6.3	$0.1	$12.1	$12.2	$(0.1)
Other expense, net	(1.7)	(1.0)	(0.7)	(4.4)	(2.0)	(2.4)

Total	$4.7	$5.3	$(0.6)	$7.7	$10.2	$(2.5)

Other expense, net increased during the second quarter and first six months of 2005 compared to that of the same periods in 2004 primarily due to charges of approximately $3.8 million in the second quarter of 2005 for other-than-temporary impairments related to long-term investments. These charges were partially offset by more favorable foreign currency transaction gains in 2005 compared to that in the comparable periods of 2004.

Income Taxes

For the second quarter and first six months of 2005, we recorded a tax expense of $9.7 million and $12.4 million, respectively, compared to a tax expense of $10.3 million and $12.6 million in the second quarter and first six months, respectively, of 2004.   Overall, our tax rate continues to be affected by changes in the mix of income from domestic and foreign sources and the impact of the reversal of a valuation allowance on domestic tax expense.

Financial Condition, Liquidity & Capital Resources

Our principal source of liquidity remained our cash, cash equivalents and marketable securities, which increased by approximately $51.6 million during the quarter, and decreased $68.9 million since year end to $1,047.3 million. The use of cash reflects the impact of our previously announced stock repurchase program. During the second quarter of 2005, we repurchased $13.9 million (approximately 1.7 million shares) of our common stock, under a plan authorized by the board of directors in February of 2005 that enables us to repurchase up to $300 million worth of shares of our common stock. As of July 1, 2005, we have repurchased $132.6 million or 18.2 million shares under this plan.

We believe that the current level of working capital, particularly cash and marketable securities, is sufficient to meet our normal operating requirements for the foreseeable future. Further, we believe that sufficient resources exist to support our future growth and strategic needs. Future sources of working capital may be from cash-on-hand, cash generated from future operations, short-term or long-term financing, equity offerings or any combination of these sources.

Our current policy is to retain our earnings to provide funds to enhance stockholder value by expanding our business, repurchasing our common stock when we believe it to be undervalued and for operating activities. We do not anticipate paying a cash dividend in the foreseeable future.

Our Products

Transport products include Tellabs® 5000 digital cross-connect systems, including Tellabs® 5300 series and Tellabs® 5500 series, Tellabs® 6500 transport switch and Tellabs® 7100 optical transport system.

Access products include Tellabs® 1000 Multi-service Access series, the Tellabs® 1100 Multi-service Access series and the Tellabs® 1600 Optical Networking Terminal series products.

Managed Access products include Tellabs® 8100 managed access system, Tellabs® 6300 managed transport system and Tellabs® 2300 telephony distribution system.

Voice Quality Enhancement products include Tellabs® 3000 series of VQE products.

Broadband Data products include Tellabs® 8800 multi-service router series and Tellabs® 8600 managed edge system products.

TELLABS, INC.
NON-GAAP RESULTS OF OPERATIONS (1)
(Unaudited)

	Three Months Ended		Six Months Ended
(In millions, except per-share data)	7/1/05	7/2/04	Change	7/1/05	7/2/04	Change

Revenue
Products	$ 418.1	$ 263.5		$ 818.6	$ 495.6
Services	44.4	40.8		79.5	72.5

	462.5	304.3	52.0%	898.1	568.1	58.1%
Cost of Revenue
Products	225.4	98.8		451.9	197.0
Services	29.8	25.0		56.9	49.3

	255.2	123.8		508.8	246.3

Gross Profit	207.3	180.5	14.8%	389.3	321.8	21.0%

Gross profit as a percentage of revenue	44.8%	59.3%	-14.5%	43.3%	56.6%	-13.3%

Gross profit as a percentage of revenue - products	46.1%	62.5%	-16.4%	44.8%	60.3%	-15.5%
Gross profit as a percentage of revenue - services	32.9%	38.7%	-5.8%	28.4%	32.0%	-3.6%

Operating expenses
Research and development	80.4	60.3		166.6	120.2
Sales and marketing	45.3	39.1		91.4	76.3
General and administratvie	22.3	18.1		44.5	38.5

	148.0	117.5		302.5	235.0

Operating Earnings	59.3	63.0		86.8	86.8

Other Income(Expense)
Interest income, net	6.4	6.3		12.1	12.2
Other income (expense), net	2.1	(1.0)		(0.6)	(2.0)

	8.5	5.3		11.5	10.2

Earnings Before Income Tax	67.8	68.3		98.3	97.0
Income tax expense	(9.9)	(10.8)		(14.2)	(14.1)

Net Earnings	$ 57.9	$ 57.5		$ 84.1	$ 82.9

Net Earnings Per Share
Basic	$ 0.13	$ 0.14		$ 0.19	$ 0.20

Diluted	$ 0.13	$ 0.14		$ 0.18	$ 0.20

Weighted Average Shares Outstanding
Basic	447.7	416.1		451.8	415.7

Diluted	451.4	420.3		455.2	419.9

(1) In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Tellabs, Inc. provides non-GAAP results of operations as additional information for its operating results. These measures are not in accordance with, or an alternative for, GAAP and may be different from measures used by other companies. The non-GAAP results of operations eliminate certain items of expenses and losses from cost of goods sold, operating expenses and other income and expenses. The Company's management believes that this presentation allows investors to evaluate the current operational and financial performance of the Company's core business as an indicator of future operational and financial performance. The Company's management uses these measures for reviewing its financial results and for business planning and performance. Tellabs, Inc.'s management discloses this information externally along with a complete reconciliation of their comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. Furthermore, while some of these items have been periodically reported in Tellabs, Inc.'s results of operations, including significant restructuring and other charges, their occurrence in future periods is dependent upon future business and economic factors, among other evaluation criteria, and may frequently be beyond the control of management.

See the attached schedule disclosing the adjustments made to the above non-GAAP results of operations.

Tellabs, Inc.
Reconciliation of Non-GAAP Adjustments
(Amounts in millions, except per-share data)
(Unaudited

	Three Months Ended 07/01/05 (a)			Six Months Ended 07/01/05 (b)
	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP

Cost of Goods Sold	255.3	(0.1)	255.2	509.0	(0.2)	508.8

Gross Profit	207.2	0.1	207.3	389.1	0.2	389.3

Total Operating Expenses	161.1	(13.1)	148.0	342.6	(40.1)	302.5

Other Income/(Expense)	4.7	(3.8)	8.5	7.7	(3.8)	11.5

Income Tax Expense	(9.7)	(0.2)	(9.9)	(12.4)	(1.8)	(14.2)

Net Earnings	41.1	16.8	57.9	41.8	42.3	84.1

Earnings Per Share - Basic	$0.09	$0.04	$0.13	$0.09	$0.10	$0.19
Earnings Per Share - Diluted	$0.09	$0.04	$0.13	$0.09	$0.09	$0.18

	Three Months Ended 07/02/04 (c)			Six Months Ended 07/02/04 (d)
	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP

Cost of Goods Sold	129.5	(5.7)	123.8	242.8	3.5	246.3

Gross Profit	174.8	5.7	180.5	325.3	(3.5)	321.8

Total Operating Expenses	120.2	(2.7)	117.5	259.9	(24.9)	235.0

Income Taxe Expense	(10.3)	(0.5)	(10.8)	(12.6)	(1.5)	(14.1)

Net Earnings	49.6	7.9	57.5	63.0	19.9	82.9

Earnings Per Share - Basic	$0.12	$0.02	$0.14	$0.15	$0.05	$0.20
Earnings Per Share - Diluted	$0.12	$0.02	$0.14	$0.15	$0.05	$0.20

(a)	The $0.1 million charge to Cost of Goods Sold reflects amortization of deferred compensation related to acquisitions.

The $13.1 million charge to Operating Expenses reflects $9.2 million for amortization of purchased intangible assets, $2.7 million for amortization of deferred compensation related to acquisitions, $0.2 million for severance and related costs due to the outsourcing for repair and return activities, $0.3 million for severance and related costs due to previously announced headcount reductions, $0.1 million for the impairment of property, plant and equipment disposed of or held for sale, $0.1 million for excess leased facilities, and $0.5 million for other costs primarily related to excess software licenses.

The $3.8 million charge to Other Expense reflects losses on the writedown of certain long-term equity investments.

(b)	The $0.2 million charge to Cost of Goods Sold reflects amortization of deferred compensation related to acquisitions

The $40.1 million charge to Operating Expenses reflects $20.2 million for amortization of purchased intangible assets, $5.5 million for amortization of deferred compensation related to acquisitions, $0.2 million for severance and related costs due to the outsourcing of repair and return activities, $11.3 million for severance and related costs due to previously announced headcount reductions primarily in Denmark, Finland, and the US, $3.1 million for the impairment of property, plant and equipment disposed of or held for sale, $0.4 million in additional loss on the sale of the Denmark facility, $0.5 million for other costs primarily related to excess sotfware licenses, and a $1.1 million net accrual reversal for excess leased facilities due to favorable sublease activity.

The $3.8 million charge to Other Expense reflects losses on the writedown of certain long-term equity investments.

(c)	The $5.7 million charge to Cost of Goods Sold reflects costs associated with the outsourcing of both US and Finland manufacturing operations: $4.5 million charge for loss on the sale of the North American manufacturing facilities, and $1.2 million charge for manufacturing transition costs for Finland manufacturing outsourcing.

The $2.7 million charge to Operating Expneses reflects $3.9 million for amortization of purchased intangible assets, $0.8 million for amortization of deferred compensation related to acquisitions, $0.9 million charge for severance and related charges, $0.6 million charge for the write-down of assets disposed of or held for sale, and $0.3 million charge for costs related to excess facilities; offset by $1.9 million reversal of excess facilities reserves that are no longer required, $1.2 million reversal of severance reserves recorded in prior periods that are no longer required, and $0.7 million reversal for proceeds received on sales of fixed assets in excess of original estimates.

(d)	The $3.5 million credit to Cost of Goods Sold reflects a $4.5 million charge for loss on the sale of the North American manufacturing facilities, and $4.0 millin charge in costs associated with the outsourcing of Finland manufacturing operations; offset by a $12.0 million reversal of a prior accrual for excess purchase commitments due to a favorable settlement. Charges for Finland manufacturing outsourcing were $2.3 million for inventory adjustments and $1.7 million for transition costs.

The $24.9 million charge within Operating Expenses represents $7.8 million for amortization of purchased intangible assets, $2.9 million for amortization of deferred compensation related to acquisitions, $5.0 million charge for severance and related payments, $13.2 million charge for the write-down of assets disposed of or held for sale, $1.7 million charge for facitilies consolidation expenses, and $2.4 million charge for other obligations; partially offset by a $5.0 million reversal of previously recorded expense relating to estimated salvage value on fixed asset disposals, $1.9 million reversal of excess facitilies reserves that are no longer requred, and $1.2 million reversal of severance reserves recorded in prior periods that are no longer required.